UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2009

 PEREGRINE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17085	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14282 Franklin Avenue, Tustin, California 92780
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (714) 508-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 16, 2009, Peregrine Pharmaceuticals, Inc. (the “Company”) filed a Certificate of Amendment of Certificate of Incorporation (“Certificate of Amendment”) in order to effect a 1-for-5 reverse stock split of the Company common stock effective as of the close of business on October 16, 2009.

As a result of the reverse stock split, every 5 shares of the Company's issued and outstanding common stock will be combined into 1 share of common stock.  The reverse stock split will not change the number of authorized shares of the Company's common stock.

No fractional shares will be issued in connection with the reverse stock split.  If, as a result of the reverse stock split, a stockholder would otherwise hold a fractional share, the number of shares to be received by such stockholder will be rounded up to the next whole number.

Following the reverse stock split, the Company expects to have approximately 47.4 million shares of common stock outstanding as of the filing of the Company's most recent Quarterly Report on Form 10-Q.  The reverse stock split will affect all shares of the Company's common stock, including common stock underlying stock options and warrants that are outstanding immediately prior to the effective time of the reverse stock split.

Additional information about the reverse stock split is available in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on August 28, 2008.

The Amendment is attached hereto as Exhibit 3.10 and is incorporated by reference herein. The press release announcing the reverse stock split is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS

(d)          Exhibits.  The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit
Number

3.10	Certificate of Amendment to Certificate of Incorporation
99.1	Press Release of Peregrine Pharmaceuticals, Inc., dated October 19, 2009, announcing reverse stock split

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEREGRINE PHARMACEUTICALS, INC.

Date: October 19, 2009	By:/s/ Paul J. Lytle
Paul J. Lytle
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

3.10	Certificate of Amendment to Certificate of Incorporation dated October 16, 2009.
99.1	Press Release of Peregrine Pharmaceuticals, Inc., dated October 16, 2009, announcing the 1:5 reverse stock split.